Calculation of Filing Fee Tables
S-8
Strategic Education, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.01 per share	Other	700,000	$ 78.27	$ 54,789,000.00	0.0001531	$ 8,388.20
Total Offering Amounts:						$ 54,789,000.00		$ 8,388.20
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 8,388.20
Offering Note
[1]	This registration statement covers the issuance of 700,000 shares of common stock of Strategic Education, Inc. (the "Company"), par value $0.01 per share ("Common Stock"), to be issued under the Strategic Education, Inc. 2018 Equity Compensation Plan (as amended, the "Plan"). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate number of additional shares of Common Stock which, by reason of changes in the capitalization of the Company and other events specified in the Plan, may become subject to the Plan. The proposed maximum offering price per unit and maximum aggregate offering price are estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for purposes of calculating the registration fee, based on the average of the high and low prices per share of the Common Stock on April 22, 2025, as reported on the Nasdaq Global Select Market.